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                    May 23, 2021

       Benjamin Slager
       Chief Executive Officer
       Alliance BioEnergy Plus, Inc.
       3710 Buckeye Street, Suite 120
       Palm Beach Gardens, FL 33410

                                                        Re: Alliance BioEnergy
Plus, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed January 5,
2021
                                                            File No. 000-54942

       Dear Mr. Slager:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences
       cc:                                              Rob Diener, Esq.